EXHIBIT 99

News Release CONTACT: Mr. Frank Cesario, PHONE: 847-391-9492 INTERNET: iscoir@iscointl.com

ISCO INTERNATIONAL REPORTS RESULTS FOR 2002

Mt. Prospect, IL (March 11, 2003) — ISCO International, Inc. (Amex: ISO), a leading global supplier of interference-control solutions for the wireless telecommunications industry, today reported results for the year ended 2002 and comments regarding the first quarter of 2003.

ISCO reported consolidated net revenue of $1.5 million and $3.7 million for the three-month and twelve-month periods ending December 31, 2002, respectively. Total revenue for the year ended December 31, 2001 was $2.0 million.

Net loss per share was $0.01 and $0.09 for the three-month and twelve-month periods ending December 31, 2002, respectively. Net loss per share for the year ended December 31, 2001 was $0.26. Weighted average shares outstanding were 143 million and 108 million during the years ended December 31, 2002 and December 31, 2001, respectively.

“I am pleased to announce that we continue to build on the progress that we made during 2002,” said Dr. Amr Abdelmonem, CEO of ISCO. “Revenues climbed from the second quarter through the fourth quarter and we expect to post quarterly revenue during the first quarter of 2003 similar to that of the fourth quarter of 2002.”

“Moreover, 2002 was a notable year in that we posted our first positive gross margin, both on a quarterly and full-year basis, in company history. While this is not cause for celebration, it is nonetheless a significant milestone and something we look to build upon during 2003.

“We are pleased to have significantly grown our customer base during 2002 and have every indication of further expansion during 2003. I look forward to providing a more detailed forecast, as well as other important information, in the near future,” he concluded.

ISCO has the broadest range of interference-control solutions in the industry. Its ANF™ (Adaptive Notch Filter™) line is the only patented product in the world that suppresses in-band interference in a CDMA carrier within 20 milliseconds. The company also provides the widest range of configurations for HTS out-of-band interference solutions that support cellular, PCS, 2.5G and 3G systems. Its products include the smallest, failure-proof all-temperature HTS filter on the market today, the patented ATP™ system. ISCO has also developed ultra-high-performance super-conducting front-end products, including both transmitter and receiver products for emerging data-capable WCDMA and CDMA 2000 systems. These next generation wireless systems are expected to replace current wireless systems over the next several years.

Safe Harbor Statement

Because the Company wants to provide investors with meaningful and useful information, this news release contains, and incorporates by reference, certain “forward-looking statements” that reflect the Company’s current expectations regarding the future results of operations, performance and achievements of the Company. The Company has tried, wherever possible, to identify these forward-looking statements by using words such as “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends” and similar expressions. These statements reflect the Company’s current beliefs and are based on information currently available to it. Accordingly, these statements are subject to certain risks, uncertainties and contingencies, which could cause the Company’s actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These factors include, among others, the following: market acceptance of the Company’s technology; the spending patterns of wireless network operators in connection with the build out of 2.5G and 3G wireless systems; the Company’s ability to obtain additional financing in the future; the Company’s history of net losses and the lack of assurance that the Company’s earnings will be sufficient to cover fixed charges in the future; uncertainty about the Company’s ability to compete effectively against better capitalized competitors and to withstand downturns in its business or the economy generally; continued downward pressure on the prices charged for the Company’s products due to the competition of rival manufacturers of front-end systems for the wireless telecommunications market; the timing and receipt of customer orders; the Company’s ability to attract and retain key personnel; and the effects of legal proceedings. A more complete description of these risks, uncertainties and assumptions is included in the Company’s filings with the Securities and Exchange Commission, including those described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K. You should not place undue reliance on any forward-looking statements. The Company undertakes no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this Report or to reflect the occurrence of unanticipated events.

(Table Follows)

	Fiscal Year Ending

	December 31,	December 31,
	2002 (unaudited)	2001

Net sales	$3,663,000	$1,981,000
Costs and expenses:
Cost of sales	3,565,000	3,978,000
Research and development	2,737,000	7,132,000
Selling and marketing	2,201,000	3,264,000
General and administrative	7,974,000	7,738,000
Goodwill amortization	—	2,010,000

Total costs and expenses	16,477,000	24,122,000

Operating loss	$(12,814,000)	$(22,141,000)

Other income (expense):
Interest income	63,000	139,000
Non-cash interest expense	(128,000)	—
Other interest expense	(199,000)	(230,000)
Legal settlement	—	(4,925,000)
Shutdown Charge	—	(1,050,000)
Other income, net	—	17,000

Total other income (expense)	$(264,000)	$(6,049,000)

Net loss	$(13,078,000)	$(28,190,000)

Basic and diluted loss per common share before extraordinary item	$(0.09)	$(0.26)

Weighted average number of common shares outstanding	142,885,000	107,829,000

Selected Balance Sheet Information:

Cash and equivalents	$216,119	$1,720,697
Working Capital	$1,333,827	$568,158
Total Assets	$19,183,000	$20,927,095
Long-term debt less current portion	$2,000,000	$9,425,000
Stockholders’ Equity	$15,380,306	$7,975,219

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